Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Entrada Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Entrada Therapeutics, Inc. 2025 Inducement Equity Plan Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)(1)	270,000 (2)	$10.51 (3)	$2,837,700.00	$0.00015310	$434.46
Total Offering Amounts					$2,837,700.00	$0.00015310	$434.46
Total Fee Offsets							N/A
Net Fee Due							$434.46

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, $0.0001 par value per share (“common stock”), of Entrada Therapeutics, Inc. (the “Registrant”), which become issuable under the Entrada Therapeutics, Inc. 2025 Inducement Equity Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Represents 270,000 shares of common stock reserved for issuance under the Inducement Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h)(1) of the Securities Act, and based on $10.51, the average of the high and low sale prices per share of common stock as reported on the Nasdaq Global Market on March 18, 2025.